IMAX CORPORATION

2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com


                 THE MATRIX RELOADED AND THE MATRIX REVOLUTIONS
                         TO BE RELEASED AS IMAX(R) FILMS
             Digitally Re-mastered Using IMAX(R) DMR(TM) Technology

  The Matrix Reloaded to Premiere this Spring; The Matrix Revolutions to Be the
        First-Ever IMAX Day and Date Release of a Hollywood Live-Action
                              Event Film this Fall


LOS ANGELES, CA, April 23, 2003 - IMAX Corporation (NASDAQ: IMAX; TSE: IMAX) announced today that The Matrix Reloaded and The Matrix Revolutions, the second and third chapters in the Wachowski Brothers' revolutionary film trilogy, will be coming to IMAX(R) theatres this spring and fall. The Matrix Reloaded and The Matrix Revolutions, from Warner Bros. Pictures, Village Roadshow Pictures and producer Joel Silver, will be digitally re-mastered into the unparalleled image and sound quality of The IMAX Experience(R), using the revolutionary and proprietary IMAX(R) DMR(TM) (Digital Re-mastering) technology. The financial terms were not disclosed.

The Matrix Reloaded: The IMAX Experience will open shortly after the film's 35mm release on May 15th. And, on November 5th, The Matrix Revolutions: The IMAX Experience will be released simultaneously on giant IMAX screens in the IMAX 15/70 format and in conventional theatres in the standard 35mm format. This will mark the first time ever that a Hollywood live action event film is released concurrently in 35mm and IMAX's format. IMAX's agreement with Warner Bros. Pictures, which will be the exclusive distributor of the films to IMAX theatres worldwide, is also the first multiple IMAX DMR film commitment by a major Hollywood studio.

"We're excited to give fans the opportunity to experience the world of The Matrix in this spectacular format," said Joel Silver, producer of The Matrix trilogy. "Throughout the IMAX DMR conversion process, the IMAX team took meticulous care in maintaining the technical integrity of the films. The IMAX Experience of both The Matrix Reloaded and The Matrix Revolutions will add a new dimension to the films' groundbreaking visual action and advances the Wachowski Brothers' vision for telling the trilogy's story in multiple formats."

"The re-mastered IMAX versions of The Matrix Reloaded and The Matrix Revolutions provide our audience with a whole new way to experience the films that is even more immersive and more exciting," said Dan Fellman, President, Domestic Distribution, Warner Bros. Pictures. "We are very pleased to be able to bring these two innovative, cutting edge, spectacular motion picture experiences to the millions of Matrix fans and new audiences at IMAX theatres, and to be taking part in what we believe is part of the future of cinema. IMAX's dedication and enthusiasm under the direction of Greg Foster, IMAX's President of Filmed Entertainment, makes this project not only a landmark in motion picture distribution, but also a real pleasure, and one that we look forward to repeating in the near future."

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"The Matrix always scored among the highest when we asked our consumers what movies they wanted to see re-mastered in IMAX's format, and we believe that the high concept, high tech films will be great for IMAX theatres," said Richard L. Gelfond and Bradley J. Wechsler, Co-Chairmen and Co-CEOs, IMAX Corporation. "We are thrilled to work with Warner Bros. Pictures, Village Roadshow and Joel Silver to bring The Matrix Reloaded: The IMAX Experience to IMAX theatres this spring -- and to be making motion picture history by bringing the first ever day and date release of a live-action event film to IMAX theatres with The Matrix Revolutions this fall. Today, our longtime goal of bringing Hollywood's best event films to IMAX theatres concurrent with the 35mm release, becomes a reality. Warner Bros. Pictures is truly visionary in seeding this new ancillary window through the release of these spectacular films."

Warner Bros. Pictures and IMAX will also distribute the first ever 3D motorsports film, NASCAR: The IMAX Experience 3D in Spring 2004.

About IMAX Corporation
Founded in 1967, IMAX Corporation is one of the world's leading entertainment technology companies. IMAX's businesses include the creation and delivery of the world's best cinematic presentations using proprietary IMAX and IMAX(R) 3D technology, and the development of the highest quality digital production and presentation. IMAX theatres feature the highest quality film presentations on screens that are up to eight stories high and 120 feet wide surrounded by 12,000 watts of pure digital sound to create The IMAX Experience. In 2002, IMAX introduced its revolutionary, proprietary IMAX DMR (Digital Re-mastering) technology, making it possible for virtually any 35mm live-action film to be transformed into the unparalleled image and sound quality of The IMAX Experience. The IMAX brand is recognized throughout the world for extraordinary and immersive family entertainment experiences. As of December 2002, there were more than 230 IMAX theatres operating in 32 countries. More than 700 million people have seen an IMAX presentation since the medium premiered in 1970.

IMAX(R), IMAX(R) 3D, IMAX(R) DMR(TM) and The IMAX Experience(R) are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.



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For additional information please contact:


 Media:                                    Business Media:
 IMAX Corporation, New York                Sloane & Company, New York
 Romi Schutzer                             Whit Clay
 212-821-0144                              212-446-1864
 rschutzer@imax.com                        wclay@sloanepr.com

 Entertainment Media:                      Analysts:
 Newman & Company, Los Angeles             IMAX Corporation, New York
 Al Newman                                 Stephen G. Abraham
 818-784-2130                              212-821-0140
 asn@newman-co.com                         sabraham@imax.com